Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Elevai Labs, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate		Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value 0.0001	457(o)			$6,900,000	$0.00011020		$761
Fees to Be Paid	Other	Underwriter Warrants(2)	other	—	—	—	—	(3)
Fees to Be Paid	Equity	Common Stock, 0.0001 par value, underlying the Underwriter’ warrants(2)	457(o)			$345,000	$0.00011020		$39
Fees Previously Paid
	Total Offering Amounts						$7,245,000
	Total Fees Previously Paid						$0
	Total Fee Offsets						$0
	Net Fee Due						$800.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The Registrant will issue to the underwriter warrants to purchase a number of common stock equal to an aggregate of 5% of the shares of common stock sold in the offering (the “Underwriter’ Warrants”). The exercise price of the Underwriter’ Warrants is equal to 100% of the offering price of the common stock offered hereby.

(3)	No registration fee required pursuant to Rule 457(g) of the Securities Act.